Exhibit 10.22

Adoption Agreement

This Adoption Agreement (this “Adoption Agreement”) is executed on July 29, 2020, by the undersigned (“Acquirer”) pursuant to the terms of the Second Amended and Restated Registration Rights Agreement dated as of March 17, 2017 (as further amended or restated from time to time, the “Agreement”), by and among ACM Research, Inc. and certain of its security holders. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to them in the Agreement.

By the execution of this Adoption Agreement, Acquirer agrees as follows.

1.
Acknowledgement. Acquirer acknowledges that, as the result of its receipt on the date hereof of a Warrant to Purchase Class A Common Stock of the Company it has the right to acquire Registrable Securities, consisting of 242,681 Class A Shares acquirable upon exercise of such Warrant, as a holder of securities of the Company in accordance with Section 12(b)(iii) of the Agreement, after which Acquirer shall be considered an “Incidental Rights Holder” for all purposes of the Agreement.

2.	Agreement. Acquirer adopts the Agreement with the same force and effect as if Acquirer were originally a party to the Agreement.

3.
Conflicts. In the event that the terms of the Agreement conflict with any other agreement pursuant to which Acquirer is bound, Acquirer expressly acknowledges and agrees that the terms of the Agreement shall govern.

4.	Notice. Any notice required or permitted by the Agreement shall be given to Acquirer at the address or email address listed below Acquirer’s signature to this Adoption Agreement.

ACQUIRER:	ACCEPTED AND AGREED:

Shengxin (Shanghai) Management	ACM Research, Inc.
Consulting Limited Partnership
By:	, General Partner

By: /s/ Steven Huang	By:	/s/ Hui Wang
Name: Hui Wang
Title: CEO

Address:	Rm. 210 32, 2nd FL. Building 1,
38 Debao Rd., Pilot Free Trade Zone
Shanghai, China

Email:	@acmrsch.com